Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s first quarter 2009 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

Our quarterly financial performance over the past ten odd years has covered the gamut from poor to great. I’m happy to announce the first quarter of 2009 was squarely in the record-breaking great category. As we celebrate record performance in what has been labeled “uncertain times,” we do so with respect and awareness that record performance should not be assumed quarter after quarter. I would be remiss, however, to let the performance of our Payer Solutions business unit go unrecognized. While every one of the six NRC business units showed positive earnings growth quarter over quarter, Payer Solutions led the pack.

Let me now turn the call back to Pat for his review of our first quarter financials. Pat.

Pat:

Thanks, Mike.

For the three months ended March 31, 2009, the Company achieved record revenue of $16.7 million, compared to $13.5 million during the same period in 2008, a 24% increase.

For the three months ended March 31, 2009, net income for the Company was $2.7 million or $0.39 per diluted share, compared to $2.0 million or $0.29 per diluted share for the same period in 2008, a 34% increase. The net income margin was 16% for the first quarter 2009 which exceeded our model of 15% and was a 1% improvement over the 15% margin in the same period 2008. Operating income improved by two percentage points and was 26% of revenue for the quarter.

During both the first quarter 2009 and 2008, direct expenses as a percentage of revenue were 44%. It is important to note, however, that expenses related to the segment of the sales force focusing exclusively on current clients are loaded into first quarter 2009 direct expenses and were not in the prior year’s first quarter.

During the first quarter 2009, selling, general and administrative costs represented 24% of revenue, a two percentage point improvement compared to 26% in the first quarter 2008. For the first quarter 2009, we were within our model of 23% to 25%.

Depreciation and amortization were 5% of revenue during the first quarter 2009, the same as the first quarter 2008. This includes the addition of new amortization from the My InnerView acquisition in December 2008.

During the first quarter of 2009, the Company had $138,000 of interest expense, up from $44,000 in the first quarter 2008. Net loans were paid down by $1.9 million during the first period.

Cash flow from operations for the first quarter of 2009 was $3.4 million, compared to $2.1 million for the year 2008. The increase for the quarter was the timing of billings, collections, and estimated tax payments. Cash and short-term investments as of March 31, 2009, were $620,000.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

Let me now provide additional color on our first quarter performance overall, as well as that of each business unit.

The first quarter ended with Contract Value of $59.2 million. Our growth in first-quarter net income, as I mentioned earlier, showed positive growth from all NRC business units. The revenue growth we experienced was largely attributed to Healthcare Market Guide, My InnerView, Payer Solutions, and NRC Picker Canada.

Net new sales for the first quarter 2009 were $1.6 million compared to $1.9 million in the first quarter 2008. The lower net new sales for the quarter was concerning to me until I noted in the single month of April 2009, we almost equaled the first quarter 2009 net new sales number.

Focusing for a moment only on The Governance Institute, we saw in the first quarter 2009, as was the case in the fourth quarter of 2008, slightly lower growth in new TGI members. The Governance Institute has also seen fewer board members of TGI hospital organizations attending conferences. Even so, TGI showed positive growth in operating income for the quarter and, in my view, will still register positive top-line growth for the year.

The first quarter performance of NRC Picker U.S. tracked to its historical trends of the past three or so quarters. First quarter net new sales were lower than the first quarter 2008, yet this business unit has today, by far, the largest pipeline of outstanding deals.

Healthcare Market Guide’s growth trends continued for the quarter with revenue more than doubling. This trend is being driven by last year’s deferred revenue and new Ticker subscribers in the first quarter 2009. In fact, looking forward, Healthcare Market Guide looks strong if first quarter renewal rates of 97% and higher sales in April 2009 than in any month in more than two years are any indication.

Regarding NRC Picker Canada, we recently won a major new contract in the Province of Ontario suggesting our Canadian business unit will have a very positive 2009.

My InnerView, for the first time, contributed to our organization’s performance during the quarter. In order to begin capitalizing on the growth we see in the senior’s healthcare services space, we have recently added six sales associates to the newly created MIV sales team and will add another eight in May. Our history of sales expansion is now at work at My InnerView.

Even given our record performance this last quarter, we still are not at 100% peak performance. Looking back over say, the last four quarters, I believe at any point in time we have been performing well in four of our six business units — not always just four units performing and never the same two performing at lower comparable levels. All this to say, our portfolio of business has proven to be an interesting hedge for one another. And, of course, we’re focused on hitting on all six cylinders.

During out last earnings call, I provided the detail on how product development is helping grow our organization. During the first quarter, more innovative ideas were added to the development pipeline as others moved through market test phases and are now being sales tested.

Let me end my prepared remarks by saying that while we completely understand our record performance in the first quarter cannot be duplicated quarter after quarter by any organization, we nevertheless remain positive about the growth path we are on.

_____, I would now like to open the question and answer portion of the call.

Closing statement

First, let me thank you for your time today. As one can tell, we are moving forward on several fronts at an ever-increasing pace. As always, Pat and I look forward to keeping you abreast of our progress.

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